EXHIBIT 99.3

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Announces a Three-For-Two Stock Split and

Declares Quarterly Cash Dividend

Warrendale, PA, November 14, 2006 -- American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced that its Board of Directors has approved a three-for-two stock split of American Eagle Outfitters' common stock. The stock split will entitle all shareholders of record at the close of business on November 24, 2006 to receive three shares of common stock for every two shares of common stock held on that date. The additional shares will be distributed to shareholders on December 18, 2006. This marks the sixth stock split in the company's history.

The company also announced that its Board of Directors has declared a quarterly cash dividend of $0.075 per share (adjusted for the above announced stock split) payable on January 4, 2007 to stockholders of record at the close of business on December 21, 2006.

About American Eagle Outfitters:

American Eagle Outfitters (Nasdaq: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 831 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. In September of this year, the company launched a new collection of dormwear and intimates. "aerie by American Eagle" is now available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. The company has also introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates four stores and plans to open one additional store this year. For additional information and updates, visit martinandosa.com.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660